Exhibit (n)(2)
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-2 of Prospect Capital Corporation of our reports dated August 26, 2025, relating to the consolidated financial statements of Prospect Capital Corporation and the effectiveness of Prospect Capital Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Prospect Capital Corporation for the year ended June 30, 2025.

We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
February 10, 2026